Exhibit 14.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form N-14 of Newtek Business Services Corp of our report dated March 31, 2014, relating to our audit of the consolidated financial statements of Newtek Business Services, Inc., which appear in the Annual Report on Form 10-K of Newtek Business Services, Inc. for the year ended December 31, 2013.

We also consent to the reference to our Firm under the caption “Independent Registered Public Accounting Firm” in the Prospectus, which is part of this Registration Statement.

McGladrey LLP

New York, New York

May 15, 2014